Exhibit 10.1

[THOR LETTERHEAD]

January 26, 2012

Mr. Bob Martin

Keystone RV Company

2642 Hackberry Drive

Goshen, IN 46526

RE: RECREATION VEHICLE GROUP PRESIDENT OF THOR INDUSTRIES, INC.

Dear Bob:

This letter summarizes the terms of your new position as Recreation Vehicle Group President of Thor Industries, Inc. (the “Company”). Each of the Company’s recreation vehicle operating companies will report to you. You will report directly to the Chief Executive Officer of the Company. You will start your new position February 1, 2012.

The following summarizes the terms of your employment:

1.	During your employment, you will be paid a base salary of $500,000 annually, payable in accordance with the Company’s regular payroll practices.

2.	You will be eligible to receive a cash performance-based incentive award under our 2010 Equity and Incentive Plan (the “2010 Plan”), payable with respect to the third and fourth quarters of fiscal 2012, equal to 1.75% of the pre-tax profits from operations of the Company’s recreation vehicle segment (excluding any impairment charges) for each such fiscal quarter.

3.	You will be eligible to receive a performance-based incentive award under the 2010 Plan, payable in restricted stock with respect to the third and fourth quarters of fiscal 2012, equal to 0.5% of the pre-tax profits from operations of the Company’s recreation vehicle segment (excluding any impairment charges) for each such fiscal quarter. The number of shares issued with respect to each such fiscal quarter will based on the NYSE closing price of the Company’s common stock on the day our Human Resources and Compensation Committee approves quarterly awards to the Company’s executive officers. The restricted stock will vest in equal annual installments of 20% on the first, second, third, fourth and fifth anniversaries of the date of issuance.

4.	The receipt of such cash and equity awards under the 2010 Plan is contingent on your continued employment with the Company at the time of payment or issuance and certification by our Human Resources and Compensation Committee of the amount of the awards. The amounts of such awards are subject to downward adjustment and other limitations in accordance with the terms of the 2010 Plan.

5.	During your employment, you will be eligible to participate in the employee benefit plans the Company provides from time to time to its regular, full-time employees.

6.	You will be covered under the Company’s D&O policy and will be indemnified by the Company in accordance with the Company’s standard form indemnification agreement for executive officers.

This letter is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or shall comply with the requirements of Section 409A and shall be interpreted accordingly.

This letter shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to conflicts of law principles.

The invalidity or unenforceability of any provision(s) of this letter shall not affect the validity or enforceability of any other provision(s) of this letter, which shall remain in full force and effect.

You will be employed at-will, which means that either you or the Company may terminate the employment relationship at any time, for any reason, with or without notice.

I expect you will find the position challenging and rewarding. I look forward to you joining our executive management team.

Sincerely,

/s/ Peter B. Orthwein
Peter B. Orthwein